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                                                                      EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT


     The following table lists the subsidiaries of the Registrant as of December 31, 1996, the state or other jurisdiction of incorporation and the names under which such subsidiaries do business. The Registrant owns all of the outstanding voting securities of each subsidiary.

                                                                     Name Under
                                        Jurisdiction of            Which Subsidiary
Name of Subsidiary                        Organization             Is Doing Business
------------------                      ---------------            -----------------
Optical Data Systems, Inc.                  Nevada           Optical Data Systems, Inc.

ODS, Inc.                                   Nevada                      ODS, Inc.

Optical Data Systems-Texas, Inc              Texas        Optical Data Systems-Texas, Inc.

Optical Data Systems GmbH                   Germany           Optical Data Systems GmbH

Optical Data Systems Ltd.               United Kingdom        Optical Data Systems Ltd.

ODS Ltd.                                United Kingdom                  ODS Ltd.

Optical Data Systems SARL                    France           Optical Data Systems SARL

Optical Data Systems, Ltda.                  Brazil           Optical Data Systems, Ltda.

Optical Data Systems (Barbados) Ltd.       Barbados     Optical Data Systems (Barbados) Ltd.